PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB Corp. Joins the OTCQX Market

QUAKERTOWN, PA (March 20, 2025) QNB Corp. (the “Company” or “QNB”) (OTCQX: QNBC), the parent company of QNB Bank (the “Bank”), today announced it has qualified to trade on the OTCQX® Best Market. QNB Corp. upgraded to OTCQX from the Pink® market.

QNB Corp. begins trading today on OTCQX under the symbol “QNBC.” Graduating to the OTCQX Market marks an important milestone for QNB Corp. in the U.S. public markets. The OTCQX Market enables QNB to maximize its value as a public company by providing transparent trading and easy access to company information for shareholders. To qualify for OTCQX, community banks must meet high financial standards, follow best-practice corporate governance, and demonstrate compliance with applicable securities laws.

David W. Freeman, QNB Corp. Officer, and QNB Bank President and CEO, stated, “As we approach our 150-year anniversary of providing exceptional Community Banking services in Pennsylvania, QNB Corp. is pleased to bring our incredible story to the national OTCQX trading stage. We are confident this move will assist in generating broad investor interest and enhance value for all shareholders.”

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank operates twelve branches in Bucks, Lehigh, and Montgomery Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com